Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156130 and No. 333-221942) on Form S-8 of PotlatchDeltic Corporation of our report dated June 20, 2019, with respect to the statements of net assets available for benefits of PotlatchDeltic Hourly 401(k) Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplemental information as of December 31, 2018, appearing in this Annual Report (Form 11-K) of PotlatchDeltic Hourly 401(k) Plan.

/s/ Moss Adams LLP

Spokane, Washington

June 20, 2019